SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 15

      Certification and Notice of Termination of Registration Under
         Section 12(g) of the Securities Exchange Act of 1934 or
           Suspension of Duty to File Reports Under Sections 13
             and 15(d) of the Securities Exchange Act of 1934

                    Commission File Number: 000-20142
                                            ---------

                        BATH NATIONAL CORPORATION
          (Exact name of registrant as specified in its charter)

                            44 Liberty Street
                           Bath, New York 14810
                              (607) 776-9661
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Common Stock, par value $5.00 per share
         (Title of each class of securities covered by this Form)

                                   None
           (Titles of all other classes of securities for which
              a duty to file reports under Section 13(a) or
                              15(d) remains)

      Please place an X in the box(es) to designate the appropriate
         Rule provisions relied upon to terminate or suspend the
                           duty to file report:

     Rule 12g-4(a)(1)(i)   (X)           Rule 12h-3(b)(1)(ii)  ( )
     Rule 12g-4(a)(1)(ii)  ( )           Rule 12h-3(b)(2)(i)   ( )
     Rule 12g-4(a)(2)(i)   ( )           Rule 12h-3(b)(2)(ii)  ( )
     Rule 12g-4(a)(2)(ii)  ( )           Rule 15d-6            ( )
     Rule 12h-3(b)(1)(i)   (X)

            Appropriate number of holders of record as of the
                     certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bath National Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

       Date:  May 1, 2001       By:     /s/ Douglas McCabe
                                        ---------------------------------
                                Name:   Douglas McCabe
                                Title:  President and  Chief Executive Officer